Exhibit 3(i)

SECOND RESTATED
ARTICLES OF INCORPORATION
OF
NEXTERA ENERGY, INC.
ARTICLE I
Name

The name of the Corporation is NextEra Energy, Inc.

ARTICLE II
Purpose

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Florida General Corporation Act.

ARTICLE III
Capital Stock

Section 1. Authorized Capital Stock. The aggregate number of shares which the Corporation is authorized to issue is 3,300,000,000 shares, consisting of 100,000,000 shares of Serial Preferred Stock, $.01 par value, and 3,200,000,000 shares of Common Stock, $.01 par value.

Section 2. Serial Preferred Stock. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Serial Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Serial Preferred Stock or any series thereof. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

A. The rate and manner of payment of dividends, if any;
B. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
C. The amount payable upon shares in the event of liquidation, dissolution or other winding up of the Corporation;
D. Sinking fund provisions, if any, for the redemption or purchase of shares;

E. The terms and conditions, if any, on which shares may be converted or exchanged;
F. Voting rights, if any; and
G. Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Florida.
The Board of Directors shall have the authority to determine the number of shares that will comprise each series.

Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Florida as may be required by law.

Section 3. Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the Corporation, on all propositions before such meetings. Each share of Common Stock shall be entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor, and to participate equally in all distributions of assets upon liquidation.

Section 4. Certain Definitions. For the purposes of these Articles:
“Preferred Stock Designation” shall mean any designation of the preferences, limitations and rights of any series of Serial Preferred Stock made pursuant to Section 2 of this Article III.

“Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Each share of Voting Stock shall have the number of votes granted to it pursuant to this Article III or any Preferred Stock Designation.

ARTICLE IV
Board of Directors

Section 1. Number. The number of directors of the Corporation shall be as set forth in the bylaws.

Section 2. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3. Removal. A director may be removed by the majority vote of the entire Board of Directors. A director may also be removed by shareholders.

Notwithstanding the foregoing, and except as otherwise provided by law, in the event that holders of any class or series of Preferred Stock are entitled, voting separately as a class, to elect one or more directors, only the holders of that class or series may participate in a vote with respect to the removal by shareholders of a director so elected.

ARTICLE V
Action by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders, for any purpose or purposes, may be called by the Chairman of the Board of Directors, the President or the Secretary of the Corporation, and shall be called upon the written request of a majority of the entire Board of Directors or the holder or holders of not less than 20% of all the outstanding shares of stock of the Corporation entitled to vote on the matter or matters to be presented at the meeting. Such request shall state the purpose or purposes of the proposed meeting.

ARTICLE VI
[Reserved]

ARTICLE VII
Amendment of Articles of Incorporation and Bylaws

Section 1. Articles of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions of this Article VII and the provisions of the first sentence of Section 3 of Article III, and Articles IV, V, and VI, may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by the affirmative vote of the holders of at least a majority of the then outstanding shares of Voting Stock, voting together as a single class.

Section 2. Bylaws. The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors. Bylaws adopted by the Board of Directors may be repealed or changed, and new bylaws may be adopted, by shareholders only if such repeal, change or adoption is approved by the affirmative vote of the holders of at least a majority of the then outstanding Voting Stock, voting together as a single class.